Exhibit 99.1

           UNOVA Completes the Sale of Its Landis Operations

    EVERETT, Wash.--(BUSINESS WIRE)--Dec. 12, 2005--UNOVA, Inc. (NYSE:UNA) announced today that it has completed the sale of its Landis operations to Groupe Fives-Lille, a leading industrial engineering group based in Montreuil-sous-Bois, France. The two companies announced the transaction on October 28, 2005.
    Groupe Fives-Lille acquired the global operations of UNOVA's Landis Grinding Systems. The consideration for the purchased assets consisted of $69 million in cash, a $10 million two-year note, and the assumption of certain liabilities, including specified liabilities relating to pension and other post-retirement obligations. The purchase price is subject to possible adjustments based on net working assets at closing.

    About Groupe Fives-Lille

    Groupe Fives-Lille ("GFL") is a leading international industrial engineering group, which designs and produces equipment, primarily for the aluminum, automotive, steel and cement industries. For more information, please visit GFL's website at www.fiveslille.com

    About UNOVA

    UNOVA is a leader in global supply chain solutions and in the development, manufacture and integration of wired and wireless automated data collection, mobile computing systems, bar code printers, label media and Intellitag(R) RFID (radio frequency identification). The company's products and services are used by customers in many industries to improve productivity, quality and responsiveness of business operations, from supply chain management and enterprise resource planning to field sales and service. www.unova.com

    (Forward-looking Statement)

    Certain forward-looking statements in this release (as defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934) relate to matters that are not historical facts. Such forward-looking statements involve and are dependent upon certain risks and uncertainties. These include, but are not limited to, other risks and uncertainties described more fully in the Company's filings on Form 10-K and 10-Q with the Securities and Exchange Commission.



    CONTACT: UNOVA, Inc.
             Kevin P. McCarty, 425-265-2472
             kmccarty@unova.com